Exhibit 99.3

NEWS RELEASE

	Contact:	Christopher L. Boone
Chief Financial Officer
936-631-2749

DRG&L:
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES PRICES

PUBLIC OFFERING OF COMMON STOCK

LUFKIN, Texas – February 29, 2012 – Lufkin Industries, Inc. (NASDAQ: LUFK) (the “Company”) announced today that it has priced its public offering of 2,500,000 shares of common stock at $79.25 per share. The Company expects the offering to close on March 6, 2012. The underwriters have been granted a 30-day option to purchase from the Company up to an additional 375,000 shares to cover over-allotments, if any.

The Company will receive net proceeds after offering expenses of approximately $188.9 million. The Company intends to use the net proceeds of the offering to repay all of the borrowings outstanding under its new delayed draw temporary term loan (if any) and all of the borrowings outstanding under its revolving credit facility. Fifty percent of any remaining proceeds will be used to repay a portion of the borrowings outstanding under its term loan and fifty percent will be used for general corporate purposes.

Barclays Capital and J.P. Morgan acted as joint book-running managers for the offering. BofA Merrill Lynch and Wells Fargo Securities acted as senior co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying base prospectus.

A copy of the final prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from the offices of:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free: 888-603-5847

Email: Barclaysprospectus@broadridge.com

Lufkin Industries, Inc. ¿ 601 South Raguet ¿ Lufkin, Texas 75902 ¿ (936) 634-2211

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: 866-803-9204

You may also obtain these documents for free when they are available from the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, progressing cavity pumps, well completion products, foundry castings and power transmission products throughout the world.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including, in particular, statements about Lufkin Industries’ plans and intentions with respect to the proposed issuance of shares of its common stock and the use of proceeds thereof. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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LUFK-IR

Lufkin Industries, Inc. ¿ 601 South Raguet ¿ Lufkin, Texas 75902 ¿ (936) 634-2211